Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

ASSET ENTITIES INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Fees To be Paid	Equity	Class B Common Stock, $0.0001 par value per share	Other(2)	30,067	(3)	$0.4025	(4)	$12,101.9675	(4)	$0.00015310	$1.86
	Total Offering Amounts							$12,101.9675			$1.86
	Total Fees Previously Paid										$0.00
	Total Fee Offsets										$0.00
	Net Fee Due										$1.86

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (“Securities Act”), the registration statement to which this exhibit is attached covers any additional shares of the registrant’s Class B Common Stock, par value $0.0001 per share (“Class B Common Stock”), that become issuable under the Asset Entities Inc. 2022 Equity Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the registrant’s receipt of consideration that results in an increase in the number of the outstanding shares of Class B Common Stock.

(2)	Registration fee calculated pursuant to Rule 457(c) and Rule 457(h) under the Securities Act.

(3)	Represents 30,067 shares of Class B Common Stock that were previously issued as restricted stock under the Plan, but which were forfeited and returned to the Plan in accordance with the terms of the Plan.

(4)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) under the Securities Act based upon the average of the high and low sale prices of the Class B Common Stock on December 23, 2024, as reported on The Nasdaq Capital Market tier of The Nasdaq Stock Market LLC.